June 1, 2004


Dr. John W. Verbicky, Jr.
President & CEO
Envirokare Tech, Inc.
5850 T.G. Lee Blvd.
Suite 535
Orlando, Florida 32822


         Re:    Exclusivity Agreement with NOVA Chemicals Inc.

Dear John:

In connection with the negotiations regarding any transaction (the "Transaction") between Envirokare Tech, Inc. ("Envirokare") and NOVA Chemicals Inc. ("NOVA"), Envirokare has provided NOVA with information regarding Envirokare and its affiliates (specifically Envirokare Composites Corporation) and access to Envirokare's management. Subject to the terms and conditions set forth in this Letter Agreement (the "Agreement"), NOVA wishes to investigate and negotiate a possible Transaction.

1. Between the date of this Agreement and 5:00 p.m. on August 31, 2004 (the "Exclusive Period"), Envirokare will not, directly or indirectly, through any officer, director, employee, affiliate, attorney, financial advisor or other agent, take any action to solicit, initiate, seek or encourage any inquiry or proposal from, furnish any information to, or participate in any discussions or negotiations with, any third party (other than NOVA or an affiliate thereof designated by NOVA) regarding any transaction related to the use, license or sublicense of the TPF Technology (any such transaction being a "Third Party Transaction"), except as provided for in this Agreement. Envirokare agrees that, except as provided in this agreement, it will not accept or enter into any agreement concerning any Third Party Transaction during the Exclusive Period. Envirokare shall be responsible for any breach of this Agreement by its respective officers, directors, employees, agents, advisors or representatives.

2. During the Exclusive Period, Envirokare will notify NOVA immediately after receipt by Envirokare (or any of its officers, directors, employees, affiliates, representatives, advisors or other agents) of any proposal for or inquiry respecting any Third Party Transaction. Such notice to NOVA will indicate in reasonable detail the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

3. Notwithstanding the restrictions set forth in Sections 1 and 2 of this Agreement, Envirokare may pursue a Third Party Transaction provided that it (a) provides the notices as required by Paragraph 2 herein, (b) provides NOVA with the right of first refusal to proceed with Envirokare on substantially similar terms and conditions as the proposed Third Party Transaction; and (c) NOVA declines to proceed in such a manner. If Envirokare proposes to proceed with a Third Party Transaction and NOVA decides not to exercise its right of first refusal, then NOVA may immediately put the Warrant (as defined in Section 6 below) to Envirokare for the greater of $250,000 or fair market value of the Warrant payable in cash.

4. Envirokare and NOVA continue to be bound by the terms of the Confidentiality Agreement between the parties dated November 12, 2003. Subject to the terms of that Confidentiality Agreement, neither Envirokare nor NOVA will make any public announcement concerning this Agreement, the discussions or negotiations between the parties, or any other matters relating to the proposed transaction. However, after consultation with the other parties hereto, any party may at any time make disclosure if it is advised by outside legal counsel that such disclosure is required under applicable law, regulatory authority, or stock exchange listing agreement.

5. During the Exclusive Period, Envirokare and NOVA will continue to negotiate and discuss the potential Transaction. In order to provide NOVA with the opportunity to continue such discussions and negotiations, Envirokare shall allow NOVA access to any information requested by NOVA that is necessary to continue its evaluation of the proposed transaction. In addition, Envirokare will take all reasonable steps necessary to remedy the intellectual property concerns which have been raised by NOVA during the Exclusive Period. Envirokare will keep NOVA apprised as to the status of such activities on a regular basis, and will afford NOVA the ability to review and provide comments on the progress of such activities as well as any documents that are generated to address such intellectual property issues. NOVA shall not be under any obligation to continue the discussions or negotiations or to proceed with any proposed transaction for any reason whatsoever.

6. As consideration for such Exclusive Period on the terms discussed herein and for the grant of warrants as provided in Paragraph 7 herein, NOVA shall pay to Envirokare the sum of two hundred fifty thousand dollars ($250,000). Such payment shall be made immediately following execution of this Agreement and shall be non-refundable except in the event of any breach of this Agreement or misrepresentation of any information provided by Envirokare to NOVA pursuant to this Agreement. Immediately following execution of this Agreement, Envirokare shall issue to NOVA a Common Stock Purchase Warrant in the form attached as Attachment A hereto (the "Warrant").

7. If the negotiations and discussions detailed in this Agreement result in a definitive agreement between the parties for a Transaction, NOVA will receive shares in Envirokare worth the $250,000 investment at the then current market price. In this event, the warrants issued in conjunction with this agreement may be cancelled at the discretion of Envirokare.(JWV)

8. Except as specifically set forth in this Agreement, Envirokare and NOVA acknowledge that this Agreement is not intended to, and does not create any binding obligation on any party hereto with respect to any transaction or other agreement between the parties. Any such obligation will only arise from the execution of definitive agreement regarding any such transaction.

9. This Agreement will be governed by the laws of the State of New York without regard to its conflict of law principles. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State and Federal courts located in New York, New York; (ii) if any such action is commenced in a state court then, subject to applicable law, no party shall object to the removal of such action to any Federal Court located in New York, New York; (iii) each of the parties irrevocably waive the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

10. The parties agree that monetary damages would not be a sufficient remedy for any breach of this Agreement by Envirokare and that NOVA shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breaches. Such remedy shall not be deemed to be the exclusive remedy for a breach by Envirokare of this Agreement, but shall be in addition to all other remedies available at law or equity to NOVA. This Agreement (A) may not be amended or modified except by an instrument in writing and signed by both parties; and (B) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible.

Sincerely,

NOVA Chemicals Inc.


By:  /s/ J. Alan Cirttenden                    By: /s/ R. Bruce Forbes
---------------------------                    ------------------------------
Name:  J. Alan Crittenden                     Name:  R. Bruce Forbes
Title: Vice President, Commerical Legal       Title: V.P. Legal-Responsible Care



Accepted and Agreed to as of the date first written above.

Envirokare Tech, Inc.


By:  /s/ John W. Verbicky, Jr.
------------------------------
Name:  John W. Verbicky, Jr.
Title:  President and CEO